Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Ware Grove
Chief Financial Officer
-or-
Lori Novickis
Director, Corporate Relations
CBIZ, Inc.
Cleveland, Ohio
(216) 447-9000
CBIZ REPORTS FULL-YEAR 2005 RESULTS; RECORDS $0.28 PER DILUTED SHARE
FULL-YEAR REVENUE GROWS 10.8%; SAME-UNIT REVENUE GROWS 6.2%
Cleveland, Ohio (February 14, 2006)—CBIZ, Inc. (NASDAQ: CBIZ) today announced fourth-quarter and full-year results for the year ended December 31, 2005.
CBIZ reported revenue of $132.1 million for the fourth quarter ended December 31, 2005, an increase of $12.2 million over $119.9 million reported for the fourth quarter of 2004. Same-unit revenue for the quarter increased by 5.8%, or $7.0 million. Revenue from newly acquired businesses contributed $5.2 million to revenue growth in the fourth quarter of 2005. The Company reported net income from continuing operations of $3.7 million, or $0.05 per diluted share, compared with $3.2 million reported for the fourth quarter a year ago, or $0.04 per diluted share.
For the year ended December 31, 2005, CBIZ reported revenue of $559.3 million, an increase of 10.8%, or $54.4 million, compared with $504.9 million for 2004. Same-unit revenue for the year increased by 6.2%, or $31.3 million. Newly acquired operations increased revenue by $23.7 million, while operations divested since a year ago resulted in a revenue decline of $0.6 million. Net income from continuing operations for 2005 was $21.6 million, or $0.28 per diluted share, compared to $21.3 million, or $0.26 per diluted share for 2004.
Fourth-quarter and full-year results for 2004 have been restated to reflect the impact of discontinued operations. Additionally, as previously disclosed, the 2004 results include a tax benefit related to a favorable determination of an IRS audit of prior year tax returns, which increased diluted earnings per share from continuing operations by $0.05 for the fourth quarter and full year in 2004.
As of December 31, 2005, the amount outstanding on bank debt was $32.2 million, compared to $53.9 million for the year ended 2004. During 2005, through open market transactions, CBIZ purchased a total of 3.8 million shares of its common stock at a total cost of $16.7 million. The Company also completed three acquisitions during 2005, and has announced two additional acquisitions in January 2006.
CBIZ was recently authorized by its Board of Directors to repurchase up to five million additional shares of its common stock through March 31, 2007. Also, on February 13, 2006, the Company established a new $100 million unsecured credit facility, which replaced an existing $100 million secured credit facility. The new facility provides for lower borrowing costs, and will allow greater flexibility for the Company’s acquisition and share repurchase activities.

6050 Oak Tree Boulevard, South · Suite 500 · Cleveland, OH 44131 · Phone (216) 447-9000 · Fax (216) 447-9007

“We are very pleased to continue the positive momentum in our operating and cross-serving results. We have now reported the tenth consecutive quarter of same-unit growth and all business units grew in 2005,” stated Steven Gerard, Chairman and Chief Executive Officer. “We continue to generate strong positive cash flow, and the strength of our balance sheet will easily support our continued growth, our anticipated future acquisition activity, and potential share repurchases as we enter 2006,” continued Mr. Gerard.
Outlook for 2006
In 2006, CBIZ expects to achieve revenue growth in a range of 8% to 10%, and expects to continue to improve earnings per share from continuing operations by 20% to 25% over the $0.28 per diluted share recorded for 2005. Cash flow is expected to remain strong, and CBIZ expects EBITDA to be approximately $60 — $62 million in 2006.
CBIZ will host a conference call later this morning to discuss its results. The call will be webcast in a listen-only mode over the Internet for the media and the public, and can be accessed at www.cbiz.com. Shareholders and analysts wishing to participate in the conference call may dial 1-888-545-0687 several minutes before 11:00 a.m. (ET). If you are dialing from outside the United States, dial 1-630-691-2764. A replay of the call will be available starting at 1:00 p.m. (ET) February 14 through midnight (ET), February 17, 2006. The dial-in number for the replay is 1-877-213-9653. If you are listening from outside the United States, dial 1-630-652-3041. The access code for the replay is 13691343. A replay of the webcast will also be available on the Company’s web site at www.cbiz.com.
CBIZ is a provider of professional business services to companies throughout the United States. As the largest benefits specialist, one of the top accounting, valuation and medical practice management companies in the United States, CBIZ provides integrated services in the following areas: accounting and tax; employee benefits; wealth management; property and casualty insurance; payroll; IS consulting; and HR consulting. CBIZ also provides internal audit; Sarbanes-Oxley section 404 compliance; valuation; litigation advisory; government relations; commercial real estate advisory; wholesale life and group insurance; healthcare consulting; medical practice management; and capital advisory services. These services are provided throughout a network of more than 140 Company offices in 34 states and the District of Columbia.
Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, the Company’s ability to adequately manage its growth; the Company’s dependence on the current trend of outsourcing business services; the Company’s dependence on the services of its CEO and other key employees; competitive pricing pressures; general business and economic conditions; and changes in governmental regulation and tax laws affecting its insurance business or its business services operations. A more detailed description of such risks and uncertainties may be found in the Company’s filings with the Securities and Exchange Commission.

6050 Oak Tree Boulevard, South · Suite 500 · Cleveland, OH 44131 · Phone (216) 447-9000 · Fax (216) 447-9007

CBIZ, INC.
FINANCIAL HIGHLIGHTS (UNAUDITED)
THREE MONTHS ENDED DECEMBER 31, 2005 AND 2004
(In thousands, except percentages and per share data)

	THREE MONTHS ENDED
	DECEMBER 31,
	2005	%	2004(1)%

Revenue	$132,101	100.0%	$119,884	100.0%
Operating expenses	119,321	90.3%	111,737	93.2%

Gross margin	12,780	9.7%	8,147	6.8%

Corporate general and administrative expense	4,677	3.6%	6,342	5.3%
Depreciation and amortization expense	3,709	2.8%	4,088	3.4%

Operating income (loss)	4,394	3.3%	(2,283)	-1.9%

Other income (expense):
Interest expense	(696)	-0.5%	(469)	-0.4%
Gain on sale of operations, net	285	0.2%	—	0.0%
Other income, net	2,216	1.7%	2,185	1.8%

Total other income, net	1,805	1.4%	1,716	1.4%

Income (loss) from continuing operations before income tax expense	6,199	4.7%	(567)	-0.5%

Income tax expense (benefit)	2,450		(3,801)

Income from continuing operations	3,749	2.8%	3,234	2.7%

Loss from operations of discontinued businesses, net of tax	(1,431)		(1,396)
Gain (loss) on disposal of discontinued operations, net of tax	2,857		(106)

Net income	$5,175	3.9%	$1,732	1.4%

Diluted earnings (loss) per share:
Continuing operations	$0.05		$0.04
Discontinued operations	0.02		(0.02)

Net income	$0.07		$0.02

Diluted shares outstanding	75,947		78,449

Other data from continuing operations:
EBIT(2)	$6,610		$(98)
EBITDA(2)	$10,319		$3,990

(1)	Certain amounts in the 2004 financial data have been reclassified to conform to the current year presentation.

(2)	EBIT represents income from continuing operations before income taxes, interest expense, and gain on the sale of operations. EBITDA represents EBIT as defined above before depreciation and amortization expense. The Company has included EBIT and EBITDA data because such data is commonly used as a performance measure by analysts and investors and as a measure of the Company’s ability to service debt. EBIT and EBITDA should not be regarded as an alternative or replacement to any measurement of performance under generally accepted accounting principles (GAAP).

6050 Oak Tree Boulevard, South · Suite 500 · Cleveland, OH 44131 · Phone (216) 447-9000 · Fax (216) 447-9007

CBIZ, INC.
FINANCIAL HIGHLIGHTS (UNAUDITED)
TWELVE MONTHS ENDED DECEMBER 31, 2005 AND 2004
(In thousands, except percentages and per share data)

	TWELVE MONTHS ENDED
	DECEMBER 31,
	2005	%	2004(1)%
Revenue	$559,269	100.0%	$504,898	100.0%
Operating expenses	485,295	86.8%	438,417	86.8%

Gross margin	73,974	13.2%	66,481	13.2%

Corporate general and administrative expense	24,911	4.4%	24,099	4.8%
Depreciation and amortization expense	15,163	2.7%	16,010	3.2%

Operating income	33,900	6.1%	26,372	5.2%

Other income (expense):
Interest expense	(3,109)	-0.6%	(1,507)	-0.2%
Gain on sale of operations, net	314	0.1%	996	0.2%
Other income, net	5,052	0.9%	3,532	0.6%

Total other income, net	2,257	0.4%	3,021	0.6%

Income from continuing operations before income tax expense	36,157	6.5%	29,393	5.8%

Income tax expense	14,571		8,045

Income from continuing operations	21,586	3.9%	21,348	4.2%

Loss from operations of discontinued businesses, net of tax	(6,463)		(5,429)
Gain on disposal of discontinued operations, net of tax	3,550		132

Net income	$18,673	3.3%	$16,051	3.2%

Diluted earnings (loss) per share:
Continuing operations	$0.28		$0.26
Discontinued operations	(0.04)		(0.06)

Net income	$0.24		$0.20

Diluted shares outstanding	76,827		81,477

Other data from continuing operations:
EBIT(2)	$38,952		$29,904
EBITDA(2)	$54,115		$45,914

(1)	Certain amounts in the 2004 financial data have been reclassified to conform to the current year presentation.

(2)	EBIT represents income from continuing operations before income taxes, interest expense, and gain on the sale of operations. EBITDA represents EBIT as defined above before depreciation and amortization expense. The Company has included EBIT and EBITDA data because such data is commonly used as a performance measure by analysts and investors and as a measure of the Company’s ability to service debt. EBIT and EBITDA should not be regarded as an alternative or replacement to any measurement of performance under generally accepted accounting principles (GAAP).

6050 Oak Tree Boulevard, South · Suite 500 · Cleveland, OH 44131 · Phone (216) 447-9000 · Fax (216) 447-9007

CBIZ, INC.
FINANCIAL HIGHLIGHTS (UNAUDITED)
THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2005 AND 2004
(In thousands, except percentages and per share data)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	DECEMBER 31,		DECEMBER 31,
	2005	2004(3)	2005	2004(3)
Revenue
Accounting, Tax & Advisory Services	$52,451	$45,920	$245,549	$212,010
Benefits & Insurance Services	36,741	34,262	146,216	141,258
National Practices — Other	17,970	16,762	69,921	64,369
Medical Practice Management	24,939	22,940	97,583	87,261
Total	$132,101	$119,884	$559,269	$504,898

Gross margin
Accounting, Tax & Advisory Services	$1,816	$(429)	$37,233	$29,446
Benefits & Insurance Services	8,175	6,101	30,067	28,271
National Practices — Other	3,101	1,561	8,952	7,161
Medical Practice Management	4,276	4,195	17,550	15,376
Total(1)	$12,780	$8,147	$73,974	$66,481
SELECT BALANCE SHEET DATA AND RATIOS

	DECEMBER 31,	DECEMBER 31,
	2005	2004(3)
Cash and cash equivalents	$8,909	$5,291
Restricted cash	$9,873	$10,089
Accounts receivable, net	$99,185	$99,021
Current assets before funds held for clients	$143,484	$152,936
Funds held for clients	$65,669	$32,787
Goodwill and other intangible assets, net	$185,535	$172,644

Total assets	$454,802	$414,115

Current liabilities before client fund obligations	$87,983	$73,655
Client fund obligations	$65,669	$32,787
Bank debt	$32,200	$53,900

Total liabilities	$200,141	$167,618

Treasury stock	$(102,317)	$(85,650)

Total stockholders’ equity	$254,661	$246,497

Bank debt to equity	12.6%	21.9%
Days sales outstanding(2)	67	73

Shares outstanding	73,822	75,651

Basic shares outstanding	74,448	79,217

Diluted shares outstanding	76,827	81,477

(1)	Includes operating expenses recorded by corporate and not directly allocated to the business units of $4,588 and $3,281 for the three months ended December 31, 2005 and 2004, and $19,828 and $13,773 for the twelve months ended December 31, 2005 and 2004, respectively.

(2)	Days sales outstanding (DSO) is provided for continuing operations and represent accounts receivable (before the allowance for doubtful accounts) and unbilled revenue (net of realization adjustments) at the end of the period, divided by daily revenue. The Company has included DSO data because such data is commonly used as a performance measure by analysts and investors and as a measure of the Company’s ability to collect on receivables in a timely manner. DSO should not be regarded as an alternative or replacement to any measurement of performance under generally accepted accounting principles (GAAP).

(3)	Certain amounts in the 2004 financial data have been reclassified to conform to the current year presentation.

6050 Oak Tree Boulevard, South · Suite 500 · Cleveland, OH 44131 · Phone (216) 447-9000 · Fax (216) 447-9007